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                     January 19, 2022

       Randy Hyzak
       Chief Financial Officer
       LAS VEGAS SANDS CORP
       3355 Las Vegas Boulevard South
       Las Vegas, Nevada 89109

                                                        Re: LAS VEGAS SANDS
CORP
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 5,
2021
                                                            File No. 001-32373

       Dear Mr. Hyzak:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction